Exhibit 99.1

FOR IMMEDIATE RELEASE

Qualstar announces mediaExeQ™, a solution that simplifies

file based workflows using media centric storage.

Simi Valley, CA (USA) April 1, 2014 – Qualstar Corporation (NASDAQ: QBAK), a manufacturer of data security and archive storage solutions and high efficiency power supplies, announces the release of mediaExeQ™, an integrated solution to solve today’s rich media market challenges.

Qualstar, in conjunction with Active Storage, Tiger Technology, axle Video, and XenData, have developed the exclusive Qualstar solution, mediaExeQ; a fully integrated and tested, turnkey media storage solution that includes media asset management, archiving, file sharing and optimized storage resourcing capabilities. This Qualstar solution includes both disk and tape-based storage for online, near-line, and offline storage requirements.

“With our already comprehensive portfolio of data storage solutions, we are continuing to strategically expand our offerings, and bridge the gap to effectively serve our customers operating in several different verticals,” included Mr. Steven N. Bronson, Qualstar’s Chief Executive Officer. “Furthermore, we are pleased to partner with select companies to ensure mutual business growth, and gain the competitive edge.”

“Qualstar is breaking the mold by combining the best of each approach in developing a tested media storage solution that includes on-line storage, media asset management, archiving, and file sharing capabilities. We are delighted to be a part of this integrated solution,” stated Albert Saraie, Executive VP of Active Storage, a leader in high performance RAID storage for media and creative professionals.

Robert Keske, CEO of Tiger Technology, a leading provider of high-performance, cross-platform Shared Storage Workflow management software, “Tiger is committed to providing simple, powerful, and advanced shared storage workflow solutions, and we’re excited about mediaExeQ. We’ve worked closely with Qualstar, Active Storage, axle, and Xendata to deliver a tightly integrated high-performance multi-user collaborative backbone that eases shared storage and life-cycle management challenges in rich media production.”

“We are very excited to be working with Qualstar,” said Sam Bogoch, CEO of axle Video, innovative provider of “radically simple’ media management software. “No other device management system handles the multitude of device types and operating systems from a single console like mediaExeQ. It is a perfect fit for axle, and will benefit any customer.”

Phil Storey, CEO of XenData, a global provider of digital archive solutions, stated, “Through this collaboration users will experience a seamless workflow, resulting in higher quality results and faster processing. It is essential to have performance solutions delivered in a format that is completely interoperable in a heterogeneous compute environment.”

“Advantage Video Systems is delighted to be the preferred partner of Qualstar solution, exhibiting at NAB. This new collaboration marks yet another exciting step that allows AVS to offer a perfectly suitable integrated solution for our industry,” said Jeff Stansfield, President of Advantage Video Systems.

Come see a live demo of mediaExeQ at NAB 2014 in Qualstar’s booth #SL13016, Tiger Technology’s booth #SL11805, Active Storage’s booth #SL5630MR, or Advantage Video System’s booth #SL13609.

For more product information and pricing, please contact Qualstar at www.qualstar.com or 805.583.7744.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar's products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or by phone at 805-583-7744.

Connect with Qualstar on LinkedIn or Twitter.

FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar's ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar's ability to successfully implement and recognize cost savings; Qualstar's ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar's new products; Qualstar's ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar's products; increased global competition and pricing pressure on Qualstar's products; and the risks related to actions of activist shareholders, including the amount of related costs.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar's filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar's Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC's website (www.sec.gov) or from Qualstar's website (www.qualstar.com).

CONTACT INFORMATION:

Heather Mayer, Director of Marketing

heather.mayer@qualstar.com

805-416-7001